Kun Run Biotechnology Reports Fourth Quarter and Fiscal Year 2009 Financial Results

Press Release Source: Kun Run Biotechnology, Inc. On Tuesday March 30, 2010, 6:30 am EDT

BEIJING, March 30 /PRNewswire-Asia-FirstCall/ -- Kun Run Biotechnology, Inc. (the "Company" or "Kun Run") (OTC Bulletin Board:KURU.ob - News), a leading bio-pharmaceutical company in China that focuses on manufacturing and sales of peptides and peptide-based drugs, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2009.

Fourth Quarter 2009 Financial Highlights
--	Revenues decreased 19% from the fourth quarter of 2008 to quarterlyrevenue of $3.1 million
--	Gross profit was $2.1 million, compared to $2.7 million in the fourthquarter of 2008
--	Operating income was $1.6 million, an increase of 116% from $0.7 million in the fourth quarter of 2008
--	Net income decreased 45%, compared to $2.5 million in the fourth quarter of 2008, or $0.06 per basic and fully diluted share.

Fiscal Year 2009 Financial Highlights
--	Revenues increased 14% from 2008 to annual revenue of $13.2 million
--	Gross profit was $9.3 million, compared to $8.2 million in 2008
--	Operating income was $7.6 million, an increase of 60% from $4.8 million in 2008
--	Net income increased 9%, compared to $6.0 million in 2008, or $0.26 per basic and fully diluted share.

Fourth Quarter 2009 Financial Results

Net revenue was $3.1 million for the quarter ended December 31, 2009, down 19% from $3.8 million in the fourth quarter of 2008. The special demand for our TP-5 products during the 2008 Beijing Olympic Games are included in the fourth quarter 2008 results. For the three months ended December 31, 2009, the sales of TP-5 products were $1.0 million, accounting for 34% of total sales compared to $2.2 million, or 56% in the same period of 2008. Thymosin Alpha 1 for injection continued as our best selling product, contributing $1.3 million in revenue (42% of total sales) for the three months ended December 31, 2009, representing a 26% increase from the same period of 2008. Meanwhile, DDAVP generated $453,932 or 15% of total sales for the three months ended December 31, 2009, an increase of 28% from $355,829 for the same period in 2008.

Gross profit for the quarter was $2.1 million, a 21% decrease from $2.7 million in the fourth quarter of 2008. Gross margin was 68% in the fourth quarter of 2009.

Operating expenses in the fourth quarter of 2009 were $0.5 million, down 75% from $1.9 million in the fourth quarter of 2009. This decrease was primarily due to fourth quarter 2008 included a Make Good Provision expense not incurred in 2009. The Make Good Provision is related to an agreement that was entered into to secure the Company's commitment to achieve 2008 Guaranteed After-Tax Net Income.

Operating income was $1.6 million, or 52% of revenue, an increase of 116% from $0.7 million, or 20% of revenue, in the fourth quarter of 2008.

Net income was $1.4 million, or $0.06 per share (basic and diluted), compared to a net income of $2.5 million, or $0.10 per share (basic and diluted), in the fourth quarter of 2008.

Fiscal Year Ended December 31, 2009 Results

Net revenue was $13.2 million in the year ended December 31, 2009, up 14% from $11.6 million in 2008. This increase was mainly attributable to the increase in sales of our Thymosin Alpha 1 for injection and DDAVP products. For the year ended December 31, 2009, the sales of TP-5 products were $5.7 million, accounting for 43% of total sales, compared to $6.2 million, or 53% in 2008. Thymosin Alpha 1 for injection, our best selling product, contributed $4.8 million in revenue (36% of total sales) for the year ended December 31, 2009, representing a 48% increase from the same period of 2008. Additionally, DDAVP generated $1.6 million, or 13% of total sales for 2009, an increase of 45% from $1.1 million for the same period in 2008.

Gross profit for the year was $9.3 million, a 13% increase from $8.2 million in 2008. Gross profit margin was 70%, which was slightly lower compared to the same period in 2008.

Operating income was $7.6 million, or 58% of revenue, an increase of 60% from $4.8 million, or 41% of revenue, in 2008. Net income was $6.5 million or $0.26 per basic and fully diluted share, up 9% from $6.0 million, or $0.24 per fully diluted share in 2008.

Financial Condition

As of December 31, 2009, the Company had $0.8 million in cash and cash equivalents. Kun Run generated $7.0 million in cash flow from operations in 2009, compared to $5.8 in 2008. Shareholders' equity stood at $25.1 million, with a debt to equity ratio of 0.46 at the end of December 31, 2009.

Mr. Ye Xiaoqun, Chief Executive Officer of Kun Run Biotechnology stated, "we are pleased with our 2009 results, and with the coming launch of new drugs are excited about the opportunity for Kun Run in 2010.

Kun Run Biotechnology, Inc.
Consolidated Statements of Income and Comprehensive Income
(Stated in US Dollars)

	Year ended December 31,
	2009	2008

Sales revenue	$13,235,756	$11,622,503

Cost of sales	3,980,328	3,410,891

Gross profit	9,255,428	8,211,612

Operating expenses
Administrative expenses	907,804	1,184,864
Research and developments expenses	336,730	271,476
Selling expenses	387,536	687,949
Unusual charge - make good provision	--	1,300,000
	1,632,070	3,444,289
Income from operations	7,623,358	4,767,323
Interest income	178,830	50,438
Other income	353,851	222,927
Government subsidy income	129,217	31,003
(Loss)/gain on disposal of property,
plant and equipment	(183)	2,416,110
Net finance costs	(602,796)	(545,995)

Income before income taxes and
noncontrolling interest	7,682,277	6,941,806
Income taxes	(1,130,854)	(907,439)

Net income before noncontrolling interest	6,551,423	6,034,367
Net income attributable to noncontrolling	(57,664)	(64,658)
interest

Net income attributable to Kun Run
Biotechnology, Inc. common stockholders	$6,493,759	$5,969,709

Net income before noncontrolling interests	$6,551,423	$6,034,367
Other comprehensive income
Foreign currency translation adjustments	6,210	860,075

Comprehensive income	6,557,633	6,894,442
Comprehensive income attributable to
noncontrolling interest	(57,701)	(65,780)

Comprehensive income attributable to
Kun Run Biotechnology, Inc. common
stockholders	$6,499,932	$6,828,662

Earnings per share attributable to
Kun Run Biotechnology, Inc. common
stockholders: basic and diluted	$0.26	$0.24

Weighted average number of shares
Outstanding: basic and diluted	25,000,000	24,467,808

Kun Run Biotechnology, Inc.
Consolidated Balance Sheets
(Stated in US Dollars)

	As of December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$810,809	$433,599
Trade receivables, net	4,284,515	4,732,750
Bills receivable	360,360	117,360
Other receivables, prepayments and
deposits	2,338,971	985,683
Receivables from disposal of properties	--	2,061,793
Inventories	2,248,420	689,415
Amounts due from related companies	4,656,801	5,595,307
Deferred taxes	--	8,362

Total current assets	14,699,876	14,624,269
Intangible assets	86,551	111,004
Property, plant and equipment, net	10,098,529	9,685,374
Land use rights	3,704,660	3,775,540
Deposit for acquisition of property,
plant and equipment	418,594	445,691
Deposit paid to a related company for
acquisition of an intangible asset	7,921,800	--

TOTAL ASSETS	$36,930,010	$28,641,878

	As of December 31,
	2009	2008
LIABILITIES AND EQUITY

LIABILITIES
Current liabilities
Trade payables	$452,139	$966,937
Other payables and accrued expenses	3,961,125	1,672,500
Dividend payable to Zhonghe's
former/existing noncontrolling
stockholders	7,209	7,209
Income tax payable	815,435	655,019
Amounts due to a related company	--	936
Secured borrowings	6,051,375	--

Total current liabilities	11,287,283	3,302,601
Deferred taxes	17,215	8,255
Secured long-term borrowings	330,075	6,528,150

TOTAL LIABILITIES	11,634,573	9,839,006

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock: par value of $0.001 per
share, authorized 10,000,000 shares in
2009 and 2008; none issued and outstanding	--	--
Common stock: par value $0.001 per share
Authorized 100,000,000 shares in 2009
and 2008; issued and outstanding
25,000,000 shares in 2009 and 2008	25,000	25,000
Additional paid-in capital	8,903,965	8,969,033
Statutory and other reserves	3,743,028	2,820,850
Accumulated other comprehensive income	1,607,518	1,601,345
Retained earnings	10,789,080	5,217,499

TOTAL KUN RUN BIOTECHNOLOGY, INC.
STOCKHOLDERS' EQUITY	25,068,591	18,633,727

NONCONTROLLING INTEREST	226,846	169,145

TOTAL EQUITY	25,295,437	18,802,872

TOTAL LIABILITIES AND EQUITY	$36,930,010	$28,641,878